EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO JANUARY CASH DISTRIBUTION

Dallas, Texas, January 19, 2024 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB:HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for January 2024 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $19,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee. The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in November.

	Underlying Sales Volumes (a)		Average Price
	Gas	Oil	Gas	Oil
	(Mcf)	(Bbls)	(per Mcf)	(per Bbl)
Current Month Distribution	676,000	12,000	$3.97	$77.57

Prior Month Distribution	838,000	25,000	$3.57	$83.19

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted development costs of $43,000, production expense of $2,353,000 and overhead of $1,060,000 in determining the royalty calculation for the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $319,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $837,000, including accrued interest of $21,000.

XTO Energy has advised the Trustee that excess costs increased by $188,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $1,819,000, including accrued interest of $236,000. This balance does not include the portion of the Chieftain settlement the arbitration panel determined could be charged as a production cost. XTO Energy has estimated the amount to be approximately $14.6 million (net to the Trust).

XTO Energy has advised the Trustee that excess costs increased by $469,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $2,228,000, including accrued interest of $40,000.

Development Costs

As previously disclosed, XTO Energy advised the Trustee that it elected to participate in the development of three non-operated wells in Major County, Oklahoma. As of the date hereof, $9.1 million underlying ($7.3 million net to the Trust) in development costs have been charged to the Trust for the three non-operated wells. Two of the three wells were completed in second quarter 2023. The Trustee and XTO Energy will continue to provide material updates on the three non-operated wells in subsequent communications.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018, the final plan of allocation was approved by the court. Based on the final plan of allocation, XTO Energy advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The Trust and XTO Energy conducted the interim hearing on the claims related to the Chieftain settlement on October 12-13, 2020. In the arbitration, the Trustee contended that the approximately $24.3 million allocation related to the Chieftain settlement was not a production cost and, therefore, there should not be a related adjustment to the Trust’s share of net proceeds. However, XTO Energy contended that the approximately $24.3 million was a production cost and should reduce the Trust’s share of net proceeds.

On January 20, 2021, the arbitration panel issued its Corrected Interim Final Award (i) “reject[ing] the Trust’s contention that XTO has no right under the Conveyance to charge the Trust with amounts XTO paid under section 1.18(a)(i) as royalty obligations to settle the Chieftain litigation” and (ii) stating “[t]he next phase will determine how much of the Chieftain settlement can be so charged, if any of it can be, in the exercise of the right found by the Panel.” Following briefing by both parties, on May 18, 2021, the Panel issued its second interim final award over the amount of XTO Energy’s settlement in the Chieftain class action lawsuit that can be charged to the Trust as a production cost. The Panel in its decision has ruled that out of the $80 million settlement, the “Trust is obligated to pay its share under the Conveyance of the $48 million that was received by the plaintiffs in the Chieftain lawsuit by virtue of the settlement of that litigation. The Trust is not obligated by the Conveyance to pay any share of the $32 million received by the lawyers for the plaintiffs in the Chieftain lawsuit by virtue of the settlement.” XTO Energy and the Trustee are in the process of determining the portion of the $48 million that is allocable to Trust properties to be charged as an excess cost to the Trust, but estimate it to be approximately $14.6 million net to the Trust.

The reduction in the Trust’s share of net proceeds from the portion of the settlement amount the Panel has ruled may be charged against the Oklahoma conveyance would result in excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance while these excess costs are recovered. This award completes the portion of the arbitration related to the Chieftain settlement. Excess costs on any individual conveyance would not affect net proceeds to the Trust on any of the other remaining conveyances.

Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2019 and 2021 were bifurcated from the initial arbitration. Although the arbitration is not terminated, the final hearing regarding the remaining dispute over net proceeds was cancelled. XTO Energy and the Trustee will provide material updates as they become available.

For more information on the Trust, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022.

*                *                 *

Contact:	Nancy Willis Vice President Argent Trust Company, Trustee 855-588-7839